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                                                                    EXHIBIT 11.1

                  CALCULATION OF NET INCOME PER COMMON SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                       For the three         For the six
                                       months ended          months ended
                                         June 30,              June 30,
                                   -------------------   -------------------
                                     1997       1996       1997       1996
                                   --------   --------   --------   --------

Net income......................   $  1,820   $  5,235   $  8,019   $  8,951
Dividends paid on preferred
  stock.........................          -       (765)         -     (1,531)
                                   --------   --------   --------   --------
Amount available to common
  shareholders..................   $  1,820   $  4,470   $  8,019   $  7,420
                                   ========   ========   ========   ========
Weighted average number of
  common shares outstanding.....     36,765     30,461     36,685     30,299
                                   ========   ========   ========   ========
Net income per common share.....   $   0.05   $   0.15   $   0.22   $   0.24
                                   ========   ========   ========   ========


           CALCULATION OF WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
                                (IN THOUSANDS)
                                  (UNAUDITED)


                                       For the three         For the six
                                       months ended          months ended
                                         June 30,              June 30,
                                   -------------------   -------------------
                                     1997       1996       1997       1996
                                   --------   --------   --------   --------
Shares outstanding from
  beginning of period...........     35,549     28,253     35,217     28,150

57 and 389 stock options
  exercised in the three and
  six months ended June 30,
  1997, respectively............         31          -        237          -

451 and 554 stock options and
  warrants exercised in the
  three and six months ended
  June 30, 1996, respectively...          -        261          -        186

Common stock equivalents of
  stock options/(1)/............      1,185      1,947      1,231      1,963
                                   --------   --------   --------   --------
                                     36,765     30,461     36,685     30,299
                                   ========   ========   ========   ========

(1) The calculation of common stock equivalents of stock options is based on the "Treasury Method" as detailed in Accounting Principles Board Opinion No. 15.